CREDIT SUISSE FIRST BOSTON CORPORATION Eleven Madison Avenue Telephone 212 325 2000 New York, NY 10010-3629

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
 of
 The DeWolfe Companies, Inc.
 at
 $19.00 Net Per Share
 by
 Timber Acquisition Corporation
an indirect wholly owned subsidiary of
 Cendant Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 11, 2002, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

        We have been engaged by Timber Acquisition Corporation, a Massachusetts corporation ("Purchaser") and wholly owned subsidiary of NRT Incorporated, a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Cendant"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share, of The DeWolfe Companies, Inc., a Massachusetts corporation (the "Company"), at $19.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 14, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 OF THE OFFER TO PURCHASE) THAT NUMBER OF SHARES THAT TOGETHER WITH THE SHARES THEN OWNED BY PARENT OR PURCHASER, REPRESENT AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE.

        Enclosed herewith are copies of the following documents:

  1.
  Offer to Purchase, dated August 14, 2002;
  2.
  Letter of Transmittal to be used by you in accepting the Offer and tendering Shares and for the information of your clients in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);
  3.
  Letter to Stockholders, dated August 14, 2002, from the Chairman and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;
  4.
  A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
  5.
  Notice of Guaranteed Delivery with respect to the Shares;
  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
  7.
  Return envelope addressed to Mellon Investor Services LLC (the "Depositary").

        WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 11, 2002, UNLESS EXTENDED.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 12, 2002 (the "Merger Agreement"), among Parent, Purchaser and the Company. Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Merger"), or, if Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the Company will be merged with and into Purchaser with Purchaser becoming the surviving corporation. At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the Offer Price, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of the Offer to Purchase.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares), (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        None of Purchaser, Parent or Cendant will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offering materials to your customers.

        Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                      Very truly yours,
                      Credit Suisse First Boston Corporation

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, CENDANT, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS CONTAINED THEREIN.